                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]                [ ] Confidential, for Use of the
Filed by a Party other than the Registrant Commission Only
[ ]                                          (as permitted by Rule 14a-6(e)(2))
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11 or section 240.14a-12

                               BMC Software, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                   [BMC LOGO]

                               BMC SOFTWARE, INC.
                                 HOUSTON, TEXAS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 30, 1999

To the Stockholders of
BMC Software, Inc.:

     The annual meeting of stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), will be held at 2101 CityWest Boulevard, Houston, Texas, on August 30, 1999 at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

          1. To elect seven directors of the Company, each to serve until the next annual meeting or until his respective successor has been duly elected and qualified;

          2. To ratify the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent accountants; and

          3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     A record of stockholders has been taken as of the close of business on July 6, 1999, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A list of stockholders will be available commencing July 10, 1999 and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 2101 CityWest Boulevard, Houston, Texas 77042-2827 and at the time and place of the annual meeting.

                                            By Order of the Board of Directors,
                                            /s/ M. BRINKLEY MORSE
July 23, 1999                               M. Brinkley Morse
                                            Secretary

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU MAY VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD, BY A TELEPHONE VOTE, OR BY VOTING ELECTRONICALLY VIA THE INTERNET. PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR DETAILS ON TELEPHONE AND ELECTRONIC VOTING. RETURNING YOUR PROXY PROMPTLY WILL ASSIST THE COMPANY IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION. SUBMITTING YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

     BY SUBMITTING YOUR PROXY (EITHER BY EXECUTING AND RETURNING THE PAPER PROXY CARD, BY A TELEPHONE VOTE, OR BY VOTING ELECTRONICALLY VIA THE INTERNET), YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, REGARDLESS OF WHETHER YOU HAVE SUBMITTED A PROXY. IN ADDITION, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS EXERCISE AT THE MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY'S SECRETARY OR BY SUBMITTING A LATER-DATED PROXY.

     THIS PROXY STATEMENT AND THE ACCOMPANYING MATERIALS WILL BE MADE AVAILABLE ON THE INTERNET (WWW.BMC.COM/CORPORATE/INVRELS) ON OR ABOUT JULY 29, 1999.

                               BMC SOFTWARE, INC.
                            2101 CITYWEST BOULEVARD
                           HOUSTON, TEXAS 77042-2827

                                 JULY 23, 1999

                                PROXY STATEMENT

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished to the stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 1999 Annual Meeting of Stockholders to be held at 2101 CityWest Boulevard, Houston, Texas 77042-2827, at 10:00 a.m., Central Daylight Savings Time, on August 30, 1999, and any adjournments thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 23, 1999.

RECORD DATE AND VOTING RIGHTS

     As of July 6, 1999, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote 237,738,760 shares of the common stock, $.01 par value, of the Company (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

VOTING OF PROXY; REVOCABILITY

     Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

ANNUAL REPORT

     An Annual Report to Stockholders (the "Annual Report"), containing financial statements for the fiscal year ended March 31, 1999, accompanies this proxy statement.

     Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

                        ITEM ONE: ELECTION OF DIRECTORS

NOMINEES

     Each of the persons named below has been nominated for election as a director of the Company until the next Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the nominees listed below was elected by the stockholders at the last annual meeting and is currently a director. All directors serve one year terms. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The Board knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board. The nominees receiving a majority of the votes cast at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

     Certain information concerning the nominees is set forth below:

                                                 POSITION AND OFFICES          DIRECTOR
               NAME                 AGE             OF THE COMPANY              SINCE
               ----                 ---          --------------------          --------
Max P. Watson Jr. ................  53    Chairman of the Board, President       1990
                                          and Chief Executive Officer
John W. Barter....................  52    Director                               1988
B. Garland Cupp...................  58    Director                               1989
Meldon K. Gafner..................  51    Director                               1987
L. W. Gray........................  62    Director                               1991
George F. Raymond.................  62    Director                               1987
Tom C. Tinsley....................  46    Director                               1997

     Mr. Watson joined the Company in October 1985 and has served as President and Chief Executive Officer since April 1990 and as Chairman of the Board since January 1992. He served as Executive Vice President and Chief Operating Officer from January 1989 to April 1990 and as Senior Vice President, North American Sales and Marketing from February 1987 to December 1988.

     Mr. Barter is a consultant and private investor. Mr. Barter was employed from 1977 until his retirement in December 1997 with AlliedSignal, Inc. in various financial and executive capacities. From July 1988 to September 1994 he served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., and from October 1994 to December 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of Iomega Corp., Louisiana Pacific Corporation, Baan Company N.V. and Kestrel Solutions, Inc.

     Mr. Cupp was employed by the American Express Corporation from 1978 to 1995 in various executive positions, his last position before retiring in 1995 was Executive Vice President -- TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation. Mr. Cupp is currently a private investor.

     Mr. Gafner is Chairman of the Board of Kestrel Solutions, Inc., a privately held manufacturer of high speed fiber optic communications systems for advanced public and private networks. He was Vice Chairman of the Board of Comstream Corporation, a manufacturer of high speed satellite earth stations for data distribution, from December 1992 to July 1997 and was its President from July 1988 to December 1992.

     Mr. Gray is a private investor. He was employed from 1961 to 1987 by the International Business Machines Corporation ("IBM") in various executive capacities including President, National Marketing Division. He was a corporate vice president of IBM from 1983 to 1987.

     Mr. Raymond is a private investor and a director of several public and privately held software companies. He founded Automatic Business Centers, Inc., a payroll processing company ("ABC"), in 1972 and sold the company to CIGNA Corporation ("CIGNA") in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of DocuCorp International, Inc., Atlantic Data Services, Inc. and Balance Bar Inc.

     Mr. Tinsley is a private investor. From November 1995 to July 1999 he served in various executive positions at Baan Company N.V., a leading provider of Enterprise Software Applications. Most recently he served as Chairman and Chief Executive of the Management Board. Prior to joining Baan, he was a director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr. Tinsley also serves on the board of Meta-4 and Philanthropic Research Inc.

BOARD ORGANIZATION AND MEETINGS

     The Board met 13 times in fiscal 1999. No Board member attended fewer than 75% of the total number of the meetings of the Board and of the committees on which he served.

     The Board has established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Board does not have a standing nominating committee or a committee that performs a similar function. The responsibilities of the Audit Committee and Compensation Committee are as follows:

     Audit Committee. The Audit Committee is comprised entirely of directors who are not officers of the Company. The Audit Committee has been established to discuss the scope and plan of the annual audit of the books and records of the Company; to review, evaluate and advise the Board with respect to the engagement of independent public accounts; to review the adequacy of internal accounting procedures; and to review audit results. Messrs. Barter and Raymond are members of the Audit Committee, which held 6 meetings in fiscal 1999.

     Compensation Committee. The Compensation Committee is comprised entirely of directors who are not officers of the Company. The Compensation Committee's function is to review the compensation levels of the Company's executive officers; to administer the Company's stock option and incentive stock plans; and to authorize bonuses, awards under such plans and any other form of remuneration. Messrs. Barter, Gafner and Cupp are members of the Compensation Committee, which held 7 meetings in fiscal 1999.

COMPENSATION OF DIRECTORS

     Board members (other than those employed by the Company) receive a fixed annual fee of $25,000. All board members are reimbursed for travel and certain other expenses incurred in connection with their duties as a director of the Company.

     In August 1994, the Company's stockholders approved the BMC Software, Inc. 1994 Nonemployee Directors' Stock Option Plan (the "1994 Directors' Plan"). The 1994 Directors' Plan provides for automatic grants of "nonqualified" stock options to nonemployee directors, with a one-time 40,000 share grant to a newly elected director and annual 20,000 share grants to each existing director upon his or her annual re-election. The 1994 Directors' Plan has 800,000 shares reserved for issuance. All options granted under the 1994 Directors' Plan have an exercise price equal to fair market value on the grant date and vest quarterly in 6.25% increments over four years from the grant date.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

                 ITEM TWO: PROPOSAL TO RATIFY THE SELECTION OF
                              INDEPENDENT AUDITORS

APPOINTMENT OF ARTHUR ANDERSEN LLP

     The Board, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, independent public accountants, as the Company's independent accountants for the fiscal year ended March 31, 2000, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 1999 and is considered by management of the Company to be well qualified. If this proposal does not receive a majority vote at the meeting, the Board will reconsider the appointment. Representatives of Arthur Andersen LLP will be present at the 1999 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and to answer appropriate questions.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

                           ITEM THREE: OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the 1999 Annual Meeting of Stockholders. However, if any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

                               OTHER INFORMATION
CERTAIN STOCKHOLDERS

     The following table sets forth as of July 20, 1999 certain information regarding beneficial ownership of the Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, the Chief Executive Officer, each of the four other most highly compensated executive officers and all directors and officers as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable.

                                                                COMMON
                                                                STOCK
NAME                                                            OWNED      PERCENT
----                                                          ----------   -------
Massachusetts Financial Services Company....................  30,196,000    12.7%
  500 Bolyston Street
  Boston, MA 02116
FMR Corp....................................................  16,489,000     8.2%
  82 Devonshire Street
  Boston, MA 02109
Max P. Watson Jr.(1)........................................   2,767,180     1.1%
Robert E. Beauchamp(2)......................................     160,480       *
Richard P. Gardner(3).......................................     384,000       *
William M. Austin(4)........................................     220,049       *
M. Brinkley Morse(5)........................................     572,188       *
John W. Barter(6)...........................................     149,000       *
B. Garland Cupp(7)..........................................     250,000       *
Meldon K. Gafner(8).........................................     125,000       *
L. W. Gray(9)...............................................     160,000       *
George F. Raymond(10).......................................     108,804       *
Tom C. Tinsley(11)..........................................      37,500       *
All directors and officers as a group (20 persons)..........   5,374,698     2.2%

---------------

  *  Represents less than 1%.

 (1) Includes 2,037,000 shares subject to employee stock options exercisable within 60 days after July 20, 1999 and 80,000 shares held by trusts for the benefit of Mr. Watson's children, of which he is one of two trustees and shares voting and investment powers, Mr. Watson disclaims beneficial ownership of the shares held by trusts for the benefit of his children.

 (2) Includes 160,480 shares subject to employee stock options exercisable within 60 days after July 20, 1999.

 (3) Includes 334,000 shares subject to employee stock options exercisable within 60 days after July 20, 1999.

 (4) Includes 135.000 shares subject to employee stock options exercisable within 60 days after July 20, 1999 and 60,000 shares of restricted stock.

 (5) Includes 564,000 shares subject to employee stock options exercisable within 60 days after July 20, 1999.

 (6) Includes 125,000 shares subject to employee stock options exercisable within 60 days after July 20, 1999.

 (7) Includes 250,000 shares subject to nonemployee director stock options exercisable within 60 days after July 20, 1999.

 (8) Includes 125,000 shares subject to nonemployee director stock options exercisable within 60 days after July 20, 1999.

 (9) Includes 160,000 shares subject to nonemployee director stock options exercisable within 60 days after July 20, 1999.

(10) Includes 99,000 shares subject to nonemployee director stock options exercisable within 60 days after July 20, 1999.

(11) Includes 37,500 shares subject to nonemployee director stock options exercisable within 60 days after July 20, 1999.

(12) Includes 4,468,830 shares subject to stock options exercisable within 60 days after July 20, 1999 and 85,049 shares of restricted stock.

EXECUTIVE OFFICERS

     The executive officers are elected to serve annual terms. Certain information concerning the Company's executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Watson is set forth above under Item One: "Election of Directors."

NAME                                AGE                        POSITION
----                                ---                        --------
William M. Austin.................  53    Senior Vice President and Chief Financial Officer
Robert E. Beauchamp...............  39    Senior Vice President, Product Management and
                                            Development
Richard P. Gardner................  45    Senior Vice President, Field Operations
Kevin M. Klausmeyer...............  40    Vice President, Controller and Chief Accounting
                                          Officer
Marco Landi.......................  55    Senior Vice President, European Operations
Wayne Morris......................  42    Vice President, Marketing
M. Brinkley Morse.................  41    Senior Vice President, Corporate Development
Stephen B. Solcher................  38    Vice President and Treasurer
Theodore W. Van Duyn..............  50    Chief Technology Officer
Roy J. Wilson.....................  43    Senior Vice President, Human Resources
Kevin Weiss.......................  43    Senior Vice President, Americas

     Mr. Austin joined the Company as Senior Vice President and Chief Financial Officer in January 1997. Prior to joining the Company, Mr. Austin was employed since 1991 with McDonnell Douglas Corporation in various senior financial positions, lastly as Vice President and Chief Financial Officer of McDonnell Douglas Aerospace, a division of McDonnell Douglas Corporation. From 1973 to 1991, Mr. Austin was employed with Bankers Trust Company in various positions, serving as Managing Director -- Acquisition and Structured Finance from 1989 to 1991.

     Mr. Beauchamp has been Senior Vice President, Research and Development since August 1997. He has been employed by the Company since 1988, when he joined the Company as a senior sales representative. During his employment with the Company, he has served in various senior sales, marketing and strategic planning positions, and was Vice President, Business Strategy, prior to his appointment to his current position.

     Mr. Gardner has been Senior Vice President, Field Operations since April 1, 1999 and was Senior Vice President, Worldwide Sales and Marketing from August 1997 to April 1999. He joined the Company as Senior Vice President, North American Sales, in May 1994. He was employed by IBM Corporation from March 1975 to May 1994 in various sales and general management capacities, lastly as General Manager of its Houston, Texas operations.

     Mr. Klausmeyer joined the Company in August 1993 as Corporate Controller and has served as Chief Accounting Officer since October 1994 and as Vice President since April 1998. From December 1979 through July 1993, he was employed by Arthur Andersen LLP in various capacities, the last of which was Principal -- High Technology/Enterprise Group.

     Mr. Landi joined the Company as Senior Vice President, European Operations in January 1998. He was employed by Apple Computer corporation ("Apple") from January 1995 to May 1997, and served as Chief Operating Officer of Apple from June 1996 to May 1997. Mr. Landi was employed by Texas Instruments, Inc. from April 1970 to January 1995, where he served in various senior sales and general management positions, including President, Asian Operations and President, European Operations.

     Mr. Morris has served as Vice President, Marketing since July 1998. He joined the Company in January 1995 and has held several senior marketing positions. Prior to joining the Company he was Vice President of Marketing for Enterprise Software Corporation and a marketing and business unit manager for Hewlett-Packard Company.

     Mr. Morse joined the Company in November 1988 as General Counsel and Secretary and served as General Counsel from November 1988 to September 1998, when he became Senior Vice President, Corporate Development. He continues to serve as Secretary.

     Mr. Solcher joined the Company as Assistant Treasurer in September 1991 and has served as Treasurer since April 1992. Prior to joining the Company, Mr. Solcher was employed as an audit manager by Arthur Andersen LLP, the Company's independent auditors, from 1983 to 1991.

     Mr. Van Duyn joined the Company in October 1985 as Director of Research and served as Senior Vice President, Research and Development from July 1986 to February 1993, when he became Chief Technology Officer.

     Mr. Wilson joined the Company in September 1997 as Senior Vice President, Human Resources. He was employed by Compaq Computer Corporation as Vice President, Human Resources, from 1993 to September 1997 and by the Pearle Vision subsidiary of Grand Metropolitan PLC from 1990 to 1993 as Senior Vice President, Human Resources.

     Mr. Weiss joined the Company in 1995 as Vice President, North American Sales. He became Vice President, Senior Vice President, Americas as of April 1, 1999. Before joining the Company, Mr. Weiss was employed for 17 years by International Business Machines Corporation, where he held various sales, marketing management and strategic planning positions.

                             EXECUTIVE COMPENSATION

     The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of Messrs. Watson, Beauchamp, Gardner, Austin and Morse (the "Named Executive Officers"). The Company's compensation policies are discussed below under the caption "-- Report of the Compensation Committee of the Board."

                              SUMMARY COMPENSATION

                                                                                            SECURITIES
                                                             OTHER ANNUAL   RESTRICTED      UNDERLYING
                              FISCAL   SALARY      BONUS     COMPENSATION   STOCK AWARD      OPTIONS
                               YEAR      ($)        ($)         ($)(1)          ($)            (#)
                              ------   -------   ---------   ------------   -----------     ----------
Max P. Watson Jr. ..........   1999    400,000   1,903,901      5,000                0       500,000
  Chairman of the Board,       1998    240,000     848,191      5,000                0
  President and Chief
  Executive Officer            1997    240,000     868,294      5,000                0
Robert E. Beauchamp.........   1999    220,000     839,926      5,000                        225,000
  Senior Vice President,       1998    120,000     394,522      5,000                0       400,000
  Research & Development       1997    120,000     200,731      5,000                0       120,000
Richard P. Gardner..........   1999    220,000     787,360      5,000                0       225,000
  Senior Vice President,       1998    140,000     473,984      5,000                0
  Worldwide Sales and
  Marketing                    1997    140,000     516,246      5,000                0
William M. Austin...........   1999    181,666     668,509      5,000                0       225,000
  Senior Vice President        1998    140,000     368,409      5,000                0
  and Chief Financial
     Officer                   1997     26,025     450,000      5,000        2,156,250(2)    400,000
M. Brinkley Morse...........   1999    180,000     565,697      5,000                0       125,000
  Senior Vice President,       1998    126,000     342,130      5,000                0
  Corporate Development        1997    126,000     319,330      5,000                0

---------------

(1) Represents nondiscriminatory Board authorized matching contributions under the Company's 401(k) plan.

(2) The Company granted 100,000 shares of restricted stock to Mr. Austin in January 1997 in connection with Mr. Austin's recruitment to the Company. The transfer restrictions on these shares lapse in 20% increments on January 1 of each year following the date of grant. At March 31, 1999, Mr. Austin held 60,000 of such restricted shares having a dollar value of $2,227,500, based upon the closing market price on March 31, 1999 of $37.125.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information on option grants in fiscal 1998 to the Named Executive Officers.

                                              INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                            ------------------------------------------------------       VALUE AT ASSUMED
                              NUMBER OF      PERCENT OF                               ANNUAL RATES OF STOCK
                             SECURITIES     TOTAL OPTIONS                             PRICE APPRECIATION FOR
                             UNDERLYING      GRANTED TO     EXERCISE                      OPTION TERM(2)
                               OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   ------------------------
                            GRANTED(#)(1)    FISCAL YEAR    ($/SHARE)      DATE        5%($)        10%($)
                            -------------   -------------   ---------   ----------   ----------   -----------
Max P. Watson Jr. ........     500,000          8.69%         45.96      2/15/09     14,451,999    36,624,202
Robert E. Beauchamp.......     225,000          3.91%         45.96      2/15/09      6,503,399    16,480,891
Richard P. Gardner........     225,000          3.91%         45.96      2/15/09      6,503,399    16,480,891
William M. Austin.........     225,000          3.91%         45.96      2/15/09      6,503,399    16,480,891
M. Brinkley Morse.........     130,000          2.26%         45.96      2/15/09      3,757,520     9,522,292

---------------

(1) All options listed were granted pursuant to the 1994 Employee Incentive Plan. The option exercise price is the market price when granted; the options have a term of 10 years and vest in 20% annual increments on the first through fifth anniversaries of the February 15, 1999 grant date.

(2) Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. Such increases in values are based on speculative assumptions and should not inflate expectations of the future value of the Company's market value.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1998 by the Named Executive Officers and the value of such officers' unexercised options at March 31, 1999 using the closing market price of $37.125.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED                     FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                                 ON         VALUE      ---------------------------   ---------------------------
                             EXERCISE #   REALIZED $   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             ----------   ----------   -----------   -------------   -----------   -------------
Max P. Watson Jr. .........   424,240     17,369,696    2,037,000      1,028,000     64,359,015     16,082,160
Robert E. Beauchamp........    37,920      1,527,731      166,880        657,000      1,426,017      6,622,916
Richard P. Gardner.........   171,800      6,066,207      334,000        489,000     10,552,730      8,341,080
William M. Austin..........    25,000        683,505      135,000        465,000      2,101,275      3,735,600
M. Brinkley Morse..........   166,000      7,126,422      564,000        330,000     18,767,430      6,319,000

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee is composed of three nonmanagement directors, who are "independent directors" under Section 16 of the Securities Exchange Act of 1934. The Compensation Committee designs and administers the compensation programs for the Company's executive officers and other key employees and makes grants under the Company's equity compensation plans. The Compensation Committee, with the aid of internal staff and independent compensation consultants, at least annually reviews and evaluates the Company's compensation programs to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.

     Compensation Philosophy. The Company's compensation program for its executive officers is designed to preserve and enhance stockholder value by heavily emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the Company's business objectives, to reward them for their achievement and to attract and retain executive officers who contribute to the Company's long-term success. Competition is intense for senior executives within the high technology and computer software industries, with established companies and start-ups aggressively recruiting management talent. A key design criterion for the Company's compensation programs is therefore the retention of its senior management and other key employees.

     Compensation Review. In late 1997, the Compensation Committee began a complete review of the Company's executive compensation programs. The Compensation Committee desired to ensure these programs remained competitive and comparable to peer companies considering the significant increase in the Company's revenues, earnings, market capitalization and operating complexity over the preceding several years. The Compensation Committee engaged the independent consulting firm of TowersPerrin to review the Company's cash compensation programs for senior management (the "TowersPerrin Review"). TowersPerrin based its market analysis primarily on high-technology companies having revenues of between $1 and $2 billion. The Compensation Committee subsequently engaged the independent consultant firm of Hewitt Associates LLC to review the Company's long term, equity-based incentive programs for senior management (the "Hewitt Review"). Hewitt Associates based its market analysis primarily on two groups of peer software companies, a "small" company group and a "large" company group. In early 1998, the Compensation

Committee implemented for fiscal 1999 the revisions discussed below to the annual, cash-based compensation programs for the Chief Executive Officer, the Named Executive Officers and certain other executive officers. In early 1999, the Compensation Committee implemented the new long term, equity based compensation programs discussed below for the Chief Executive Officer, the Named Executive Officers and certain other executive officers.

     Compensation Components. The Company's executive compensation program has three primary components: base salary, annual cash incentive bonuses and long-term incentives. Each is discussed below.

     Base Salary. The level of base salary paid to executive officers is determined on the basis of the importance of the position and on market data. The salaries have historically been set at the low end of the competitive market. Prior to fiscal 1999, none of the Named Executive Officers had received base salary raises since fiscal 1994 (or their date of hiring, if later), except for base salary increases to Mr. Beauchamp in connection with promotions. The TowersPerrin Review indicated that the base salary levels for the Named Executive Officers were generally below the 25th percentile of the comparison group used in that analysis. The Compensation Committee increased the base salaries of the Chief Executive Officer, the other Named Executive Officers and certain other executive officers to approximate the 25th percentile of base salaries paid by such comparison group.

     Annual Cash Incentive Bonuses. Since 1990, the Company has employed an annual cash incentive compensation program under which bonus amounts are based on year-over-year increases in pre-tax earnings (excluding one-time charges and extraordinary items). Under this program, up to 6% of the increase in such pre-tax earnings is allocated to a bonus pool. The Compensation Committee establishes targeted bonus amounts for each participating executive at the beginning of the fiscal year. The individual executive officer's percentage participation in this pool is based primarily on the ratio of his targeted annual bonus amount to the total targeted bonus amounts of all participating executives.

     This plan has historically generated annual bonuses in the 90th percentile of peer companies because of the Company's success and financial performance. Taken with the executive officers' low relative salary levels, this program heavily weights a participant's total targeted annual cash compensation to the performance-based bonus amount. The Compensation Committee has targeted a ratio between base salary and the targeted annual cash bonus of one to between three and four.

     For fiscal 1999, the Compensation Committee determined not to adjust the annual bonus plan and made no material changes to the plan. In reaching this decision, the Compensation Committee projected bonuses for fiscal 1999 using estimates of pre-tax earnings growth. These estimates indicated that pre-tax earnings growth in the range of 25% would generate bonuses significantly higher than prior period bonuses. These projected bonuses fell into approximately the 75th percentile of the comparison group employed in the TowersPerrin Review for the Chief Executive Officer and approximately between the 75th and 90th percentile for the other participants. The Company's actual pre-tax earnings growth in fiscal 1999 substantially exceeded its beginning of the year projections of earnings growth; consequently, the actual annual bonuses for fiscal 1999 substantially exceeded the targeted bonus amounts established at the beginning of the fiscal year.

     Long Term Incentives. The Company granted equity-based incentives to all of the Named Executive Officers in fiscal year 1999. This grant reflects a move to smaller annual grants from the practice of a single grant designed to be the sole grant for up to five years. This change is designed to improve the retention effect of the granted options by providing regular awards with overlapping vesting periods. The practice of awarding options on an annual basis also creates more frequent opportunities to adjust the amounts being granted based on performance. This change in grant practice is designed to make the stock option program more reflective of stock option grant practices in the marketplace.

     The Compensation Committee established the amount of the grants based on the data presented in the Hewitt Review. The Compensation Committee intended for the grants to be equivalent to grants in the 75th to 90th percentile of the comparison group employed in the Hewitt Review. The grants in fiscal 1999 to the

Named Executive Officers other than the Chief Executive Officer are two times the targeted annual grant amount, because no additional grants to these individuals are intended until fiscal 2002. The amounts of these grants are set forth in the table under the heading "Options Grants in the Last Fiscal Year." These options vest annually in 20% increments over five years.

     Compensation of the Chief Executive Officer. As described above, the Company determines compensation for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation. Based on the data presented in the TowersPerrin Review, the Compensation Committee increased Mr. Watson's base salary for the first time since his becoming Chief Executive Officer in April 1990. His salary increased from $240,000 to $400,000, which is approximately in the bottom quartile for the comparable companies in the TowersPerrin Review. The Chief Executive Officer's annual cash bonus was based on his individual targeted amount of the annual incentive pool as described above.

     Through fiscal 1999, the Compensation Committee has been engaged in designing a new long-term equity incentive compensation plan for Mr. Watson. Mr. Watson was last granted a long term incentive in October 1994; these stock options will become fully vested on November 1, 1999. In February 1999, the Compensation Committee granted Mr. Watson a nonqualified stock option to purchase 500,000 shares of the Company's Common Stock. This grant was made in conjunction with the grants to the other Named Executive Officers discussed above and also vests annually in 20% increments over five years. The Compensation Committee made the award in order to provide a significant additional incentive to Mr. Watson to remain with the Company, to recognize his performance and leadership and to ensure that he receives compensation in line with other top-performing chief executive officers in comparable companies. In determining the form and amount of the award, the Compensation Committee took into consideration Mr. Watson's central role in contributing to the Company's performance and the analysis contained in the Hewitt Review of equity incentives and total compensation paid to chief executive officers in comparable companies. This grant is part of an overall retention and incentive program for the Chief Executive Officer that the Compensation Committee is continuing to develop, review and refine as appropriate.

     Deductibility. Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction in excess of $1 million for its chief executive officer or any of its four other highest paid officers. Performance-based compensation meeting criteria in Section 162(m), however, is specifically exempt from the deduction limit. The Company's long-term incentive grants to the Named Executive Officers have all been designed to qualify as exempt performance-based compensation. The Company has not taken actions necessary to qualify its annual cash incentive plan for the exclusion to Section 162(m). The Company's increase in pretax earnings in fiscal 1997, fiscal 1998 and fiscal 1999 exceeded its internal plans and this performance generated total annual compensation to the Chief Executive Officer that exceeded the Section 162(m) limit by $108,294, $88,191 and $1,303,901, respectively. The performance in fiscal 1999 also caused the total cash compensation of Mr. Beauchamp and Mr. Gardner to exceed the Section 162(m) limit by $59,926 and $7,360, respectively. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in fiscal 2000, it also intends to maintain the flexibility to take actions that it considers to be in the Company's best interests and to take into consideration factors other than tax deductibility.

     Respectfully submitted by the Compensation Committee of the Board of Directors of the Company:

                                            John W. Barter

                                            B. Garland Cupp

                                            Meldon K. Gafner

PERFORMANCE GRAPH

     The following indexed graph indicates the Company's total return to its stockholders for the five year period ended March 31, 1999, as compared to the total return over such period for the Standard & Poor's 500 Composite Index and the Standard & Poor's Computer Software & Services Composite Index. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends.
[CHART]

                                                                                             S&P
               Measurement Period                       BMC                               Computer
             (Fiscal Year Covered)                    Software          S&P 500       Software/Services
1994                                                        100.00            100.00            100.00
1995                                                        103.24            115.57            134.89
1996                                                        177.33            152.67            190.70
1997                                                        298.78            182.93            267.64
1998                                                        542.90            270.74            489.18
1999                                                        480.15            320.71            847.41

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that, during the fiscal year ended March 31, 1999, all
Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten-percent beneficial owners were complied with except that Richard P. Gardner reported late on Form 5 the exercise of employee stock options to purchase 20,000 shares of Common Stock and the sale of those shares.

RELATED TRANSACTIONS

     John S. Watson, the brother of Max P. Watson Jr., the Company's Chairman of the Board, President and Chief Executive Officer, is a partner in the law firm of Vinson & Elkins L.L.P., which is the Company's principal outside counsel. Vinson & Elkins invoiced the Company approximately $3,000,000 for legal services rendered in fiscal 1999.

                             STOCKHOLDER PROPOSALS

     Proposals received from the stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders if they are received by the Company on or before March 25, 2000. Any stockholder proposal should be directed to the attention of the Secretary of the Company, at the address indicated on page 1 of this proxy statement. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to June 8, 2000. The Company will have discretionary authority with respect to stockholder proposals submitted for consideration at the 2000 Annual Meeting of Stockholders that are not "timely" within the meaning of Rule 14a-4(c).

                           ANNUAL REPORT ON FORM 10-K

     The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Company's annual report on Form 10-K for the fiscal year ended March 31, 1999 (the "1999 10-K"), as filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the 1999 10-K, upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to Mr. M. Brinkley Morse, Secretary for the Company, at the Company's principal address as shown on page 1 hereof.

                               OTHER INFORMATION

     Internet and telephone voting. Stockholders have the opportunity to vote via the Internet or by telephone. Votes submitted electronically via the Internet or by telephone must be received by midnight Eastern Standard Time, on August 29, 1999. Submitting a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting of Stockholders. To vote via the Internet or by telephone, please refer to the accompanying instructions.

     The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                                 OTHER MATTERS

     The Annual Report to Stockholders for the fiscal year ended March 31, 1999 has been mailed to each stockholder entitled to vote at the annual meeting.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. to act as its proxy solicitor and anticipates that its fees will be approximately $10,000 in connection therewith. In addition to solicitations by mail, a number of officers, directors and regular employees of the Company may, if necessary to ensure the presence of a quorum and at no additional expense to the Company, solicit proxies in person or by telephone or telegraph. The Company also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

     The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the meeting adjourns. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                            By Order of the Board of Directors

                                            M. Brinkley Morse
                                            Secretary

Houston, Texas
July 23, 1999

                                   [BMC LOGO]

                                                                      2210-PS-99

PROXY                            BMC SOFTWARE, INC.                       PROXY

                  PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Max P. Watson and M Brinkley Morse, and each of them, with or without the others, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders of BMC Software, Inc. (the "Company"), to be held at 2101 CityWest Boulevard, Houston, Texas, on August 30, 1999, at 10:00 a.m., Central Daylight Savings Time, and all adjournments and postponements thereof as follows:

    1. Election of seven directors to serve until the Company's 2000 Annual
       Meeting:

       [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY
           (except as marked to the contrary        to vote for all nominees
           below)                                   listed below

    INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK A LINE
                 THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

       Max P. Watson Jr.  John W. Barter      B. Garland Cupp   Meldon K. Gafner

       L.W. Gray          George F. Raymond   Tom C. Tinsley

    2. Proposal to ratify the appointment by the Board of Directors of Arthur Andersen L.L.P. as independent public accountants for the year ended March 31, 2000.

       [ ] FOR                     [ ] AGAINST                    [ ] ABSTAIN

    3. In their discretion, upon any other business as may properly come before said meeting.

    This proxy will be voted as you specify above. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, and with respect to item (2) FOR ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year ended March 31, 2000. The undersigned hereby acknowledges receipt of the Notice of the 1999 Annual Meeting and related Proxy Statement and the Company's 1999 Annual Report to Stockholders.

                                Dated:                  , 1999
                                      ------------------


                                      ---------------------------------
                                          Stockholder's Signature(s)


                                      ---------------------------------
                                          Signature if held jointly

                                      Note: Joint owners must each sign. Please sign your name exactly as it appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

 (PLEASE RETURN THIS SIGNED PROXY CARE IN THE ACCOMPANYING ADDRESSED ENVELOPE)